For Immediate Release
Citigroup Inc. (NYSE: C)
July 9, 2009

CITIGROUP ANNOUNCES SENIOR MANAGEMENT CHANGES

NEW YORK – Vikram Pandit, Chief Executive Officer of Citigroup, today announced several senior management changes to support the company’s business and strategic priorities and to ensure that proper management is secured to lead these efforts.

“Our relentless focus on executing against our strategic priorities at Citi continues as we remain focused on rationalizing Citi Holdings, and on Citicorp as our core operating business,” Mr. Pandit said.  “We are making consistent and substantial progress towards these goals.  The senior management changes I am making today will further help in positioning our company for the future.”

Edward “Ned” Kelly, previously Chief Financial Officer, will take on broader responsibilities for strategy and M&A and will become Vice Chairman of Citigroup.   Mr. Kelly will work closely with Mr. Pandit in order to drive the execution of Citi’s strategic and operational priorities.  John Gerspach, previously the Controller and Chief Accounting Officer of Citi, will assume the role of Chief Financial Officer.

Eugene M. McQuade will join Citi as Chief Executive Officer for Citibank, N.A.  Mr. McQuade most recently served as Vice Chairman of Merrill Lynch and President of Merrill Lynch Banks (U.S.).  Previously, he was the President and Chief Operating Officer of Freddie Mac and served as President of Bank of America Corporation.

In addition, Bill Rhodes has informed the company of his desire to reduce his level of operating responsibility in order to focus more of his time on Citi’s international franchise. He will continue as Senior Vice Chairman of Citigroup and Citibank and will step down as Chairman and CEO of Citibank, N.A. Over the last 50 years, Mr. Rhodes has built invaluable international experience and relationships on behalf of the Citi franchise.

Also, Gary Crittenden, Chairman of Citi Holdings, has decided to leave Citi to relocate to Utah to devote more time to his family and other business interests. “We appreciate Gary’s contributions in his various roles and wish him and his family all of the best in the next phase of their lives, “Mr. Pandit said.

Background Information:

Ned Kelly:  Mr. Kelly has served as Chief Financial Officer of Citi since March 2009.  Prior to being named CFO, he was Head of Global Banking, Citi Private Bank and President and Chief Executive Officer of Citi Alternative Investments in Citi's Global Institutional Bank. Mr. Kelly joined Citi in February 2008 from The Carlyle Group, a private investment firm, where he was a Managing Director. Prior to joining Carlyle in July 2007, he was a Vice Chairman at The PNC Financial Services Group following PNC's acquisition of Mercantile Bankshares Corporation in March 2007.  He was Chairman, Chief Executive and President of Mercantile from March 2003 through March 2007 and Chief Executive and President from March 2001 to March 2003.

Before Mercantile, Mr. Kelly was at J.P. Morgan Chase & Co. where he was Managing Director and head of Global Financial Institutions and co-head of Investment Banking Client Management. He joined J.P. Morgan in 1994 as its General Counsel and Secretary. In 1996, he became a Managing Director and subsequently ran various parts of J.P. Morgan's investment banking business, including Global Financial Institutions and Latin America.  Prior to joining J.P. Morgan, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions. Early in his career, Mr. Kelly served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr.

John Gerspach:  Mr. Gerspach was previously the Controller and Chief Accounting Officer of Citi.  He has been with Citi since 1990 and has held various CFO and Chief Administrative Officer positions throughout the company. He has experience in both the Global Consumer Group and Citi Markets & Banking, and has worked closely with all of the regions including serving as the CFO/CAO of Latin America.  Before joining Citi in 1990, Mr. Gerspach was CFO at Penn Central Industry Group. Previous to that he was Comptroller for the Defense Contracting Group at ITT Corporation. His professional career began at Arthur Andersen & Company.

Eugene M. McQuade:  Mr. McQuade was Vice Chairman of Merrill Lynch and President of Merrill Lynch Banks (U.S.) from February 2008 until February 2009.  Previously, he was the President and Chief Operating Officer of Freddie Mac for three years.  Prior to joining Freddie Mac in 2004, Mr. McQuade served as President of Bank of America Corporation.  He had been President and Chief Operating Officer at FleetBoston Financial Corporation before helping to bring about the April 2004 merger between FleetBoston and Bank of America.  He joined Fleet in 1992 and became Chief Financial Officer in 1993, Vice Chairman in 1997 and President and Chief Operating Officer in 2002.  Before working at FleetBoston, Mr. McQuade served as the Executive Vice President and Controller at Manufacturers Hanover Corp., a predecessor of JPMorgan Chase. He began his career at KPMG Peat Marwick in New York.

Bill Rhodes:  Mr. Rhodes is the Senior International Officer for Citi. He has specific responsibilities for client relationships worldwide, as well as for relationships with governments and other official institutions.

Mr. Rhodes gained a reputation for international financial diplomacy in the 1980s as a result of his leadership in helping manage the external-debt crisis that involved developing nations and their creditors worldwide. During that period and in the 1990s, he headed the advisory committees of international banks that negotiated debt-restructuring agreements for Argentina, Brazil, Jamaica, Mexico, Peru, and Uruguay. In 1998, when the Republic of Korea experienced liquidity problems, he chaired the international bank group that negotiated the extension of short-term debt of the Korean banking system. In early 1999, at the request of the government of Brazil, he acted as worldwide coordinator to help implement the maintenance of trade and inter-bank lines by foreign commercial banks to Brazil.

Mr. Rhodes is a Director of Banamex; a Director of the Private Export Funding Corporation; First Vice Chairman of the Institute of International Finance; Chairman of the Americas Society and Council of the Americas; Chairman of the U.S.-Korea Business Council; a Director of the U.S.-Russia Business Council; a Director of the U.S.-Hong Kong Business Council; Vice Chairman of the National Committee on U.S. - China Relations; a Director of the U.S./China Business Council; a member of South African President Thabo Mbeki's International Advisory Board; a member of the Inter-American Development Bank's Private Sector Advisory Board; a member of the International Policy Committee of the U.S. Chamber of Commerce; and a member of the Board at the Foreign Policy Association. He is also a member of the US-Brazil CEO Forum, a member of the Advisory Council of the Brazilian American Chamber of Commerce, the Council on Foreign Relations, The Group of Thirty, and The Economic Club of New York.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

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